Exhibit 99.1

For Immediate Release

Contact:
Michele Boudreau, Director
Corporate Communications
650 279 2088

Caliper Life Sciences to Present at JPMorgan 23rd Annual
Healthcare Conference Today

HOPKINTON, Mass., January 12, 2005 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced that Kevin Hrusovsky, President and Chief Executive Officer at Caliper, will present at the JPMorgan 23rd Annual Healthcare Conference in San Francisco, California today, Wednesday, January 12, 2005 at 4:00 PM PT. Mr. Hrusovsky will discuss the status of key collaborations, progress on microfluidics adoption, and the company’s preliminary expectations regarding financial projections for 2004. Based on preliminary, unaudited financial data the company expects to record total 2004 revenue in the range of $80 million, in line with earlier projections. The company also expects its operating expenses for the full year 2004, comprised of SG&A and R&D costs, to be in the range of $55 million, lower than its previously projected range of $57 to $60 million.

Mr. Hrusovsky’s presentation will be webcast live at http://equityconferences.jpmorgan.com. An archived presentation will be available for viewing for 90 days in the Investor Relations section of Caliper’s website at www.caliperLS.com.

About Caliper Life Sciences
Caliper Life Sciences uses its advanced liquid handling and LabChip® technologies to create leading edge tools that accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. Caliper headquarters are located in Hopkinton, Massachusetts, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, California, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

The statements in this press release regarding the company expectations for 2004 revenue and operating costs are “forward-looking statements.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those Caliper expects or projects, including the risks that: unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results; and further review of the company’s financial results for 2004 could lead to revisions in the company’s current expectations regarding revenue and costs for this period. Further information on risks faced by Caliper are included in risks discussed under the caption “Factors Affecting Operating Results” in Caliper’s Form 10-Q for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. This SEC filing is available on a web site maintained by the SEC at http://www.sec.gov. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Caliper’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

LabChip and Caliper are registered trademarks of Caliper Life Sciences, Inc.

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